UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023
Conformis, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2023, Conformis, Inc. (the “Company”) was notified by Robert S. Howe, the Company’s Chief Financial Officer and Treasurer, that he will be resigning effective June 9, 2023 (the “Departure Date”), to accept the Chief Financial Officer role at a larger private-equity backed company not in the orthopedic industry. As further described below, on May 18, 2023, the Company and Mr. Howe entered into a consulting agreement, permitting him to provide consulting services on a limited basis following his departure as an employee.

On May 18, 2023, the Board of Directors of the Company appointed Christine Desrochers, the Company’s current Corporate Controller, as Interim Chief Financial Officer. The appointment is effective as of the Departure Date.

Ms. Desrochers has served as the Company’s Corporate Controller since July 2020, after previously serving as the Company’s Assistant Controller since October 2018. From June 2015 to October 2018, she served as Senior Accountant at AgaMatrix. Previously, she served in various senior and staff accounting roles at Kronos, Sonus Networks, GSI Group and Nera Networks. She received an MBA in Accounting from the Sawyer Business School at Suffolk University.

Ms. Desrochers is a party to existing offer letter and change in control agreements with the Company. Such agreements provide that her employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause. In the event that the Company terminates her employment during a change in control period other than for cause, the Company is obligated to continue to pay her base salary for a period of 6 months and, to the extent allowed by applicable law and the terms of the applicable policies, continue to provide her and certain of her dependents with group health insurance for a period of 6 months. In the event of a change in control of the Company during her period of employment, any outstanding equity awards held by her would become fully vested and exercisable or free from forfeiture or transfer restrictions.

There is no arrangement or understanding between Ms. Desrochers or any other person pursuant to which she was selected as an officer. Ms. Desrochers does not have any family relationship with any of the Company’s officers or directors and does not have any direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Under the consulting agreement entered into by the Company and Mr. Howe, Mr. Howe will provide consulting, transition and similar services to the Company following his departure until September 30, 2023, unless earlier terminated or extended by the parties. In exchange for Mr. Howe’s services, the Company will pay Mr. Howe $500 per hour, up to a maximum of $5,000 per week, unless an increase is approved by the Company’s Chief Executive Officer. Upon the expiration or termination of the Consulting Agreement, so long as Mr. Howe has rendered services in good faith, and upon the Company’s receipt of an executed certificate providing for, among other things, return of Company property and continuing confidentiality obligations, the Company will pay Mr. Howe $25,000.

The foregoing summary of the consulting agreement is subject to, and qualified in its entirety by, the full text of such agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1*	Consulting Agreement, dated May 18, 2023, between Conformis, Inc. and Robert S. Howe

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: May 19, 2023	By:	/s/ Denise Pedulla
Denise Pedulla
Chief Legal Officer and Corporate Secretary